UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): 7/10/09

QUANTUM FUEL SYSTEMS TECHNOLOGIES

WORLDWIDE INC

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-49629

DE	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17872 Cartwright Road, Irvine, CA 92614

(Address of Principal Executive Offices, Including Zip Code)

949-399-4500

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

On July 10, 2009 (the “Transaction Date”), the Registrant and its lender, WB QT, LLC (the “Lender”), entered into a series of transactions to (i) amend the terms of the Registrant’s $16.2 million convertible note dated January 31, 2008, which has a current outstanding balance of $7.2 million (“Convertible Note I”), (ii) restructure the Registrant’s outstanding debt obligations under the Credit Agreement, dated January 31, 2007, as amended, by executing a Seventh Amendment to Credit Agreement (“Seventh Amendment”), (iii) provide Registrant with an additional $3.0 million of debt financing through the issuance of an 11.5% convertible promissory note, and (iv) renew and amend the unconditional $10.0 million commitment letter provided by Lender (“New Commitment”).

Material Amendments to Convertible Note I

• The maturity date was extended to August 31, 2010, with an option for the Lender to extend to August 31, 2013 (in which case the interest rate would be reduced from 11.5% to 9.5%).

• The conversion price was reset from $1.35 to $0.71.

• The “make whole” provision which required the Registrant to pay Lender for any interest foregone by Lender on account of a conversion was eliminated.

Material Amendments to the Credit Agreement as a Result of the Seventh Amendment

Term Note A:

• The note evidencing Term Loan A was exchanged for a new 11.5% $6.6 million convertible note (“Convertible Note II”). Interest is payable on a semi-annual basis and will be added to the principal balance; provided, however, the Registrant has the option to pay a portion of the interest (6.5% of the 11.5%) in cash. Convertible Note II has a conversion price of $0.71 per share and matures on August 31, 2010. The Lender has the option to extend the maturity date to August 31, 2013 (in which case the interest rate would be reduced from 11.5% to 9.5%).

Term Note B:

• The Registrant’s call right under Term Note B was delayed until January 16, 2012 and is limited to $2.0 million within any 10 business day period.

• If the Lender demands payment prior to January 16, 2012, then the Registrant has the unconditional right, regardless of share price, to use its shares of common stock to pay the amount demanded.

Term Note C:

• The maturity date was extended to August 31, 2010.

• The $1.25 million amortization payment due on July 1, 2009 (which can be paid in cash or shares) was deferred until August 1, 2009.

Material Terms of the New Convertible Note (“Convertible Note III)

• Convertible Note III has a conversion price of $0.71 per share and matures on August 31, 2010 unless the Registrant does not raise gross proceeds of at least $5 million of new equity before October 1, 2009, in which case the maturity date would be October 1, 2009. The Lender has the option to extend the maturity date through August 31, 2013 (in which case the interest rate would be reduced from 11.5% to 9.5%). The interest is payable on a semi-annual basis and will be added to the principal balance; provided, however, the Registrant has the option to pay a portion of the interest (6.5% of the 11.5%) in cash.

Material Terms of the New Commitment

• The New Commitment expires on August 31, 2010.

• The Registrant has an unconditional option to call on the Lender and the Lender also has an unconditional option to make an additional $10 million investment in the Registrant. If the Registrant exercises its call option, the Lender has the option to make the investment either as (a) a two year 12% secured convertible note with a conversion price equal to the market price (as defined by applicable Nasdaq rules) of the Registrant’s common stock at the time of the investment, or (b) a senior secured loan redeemable in cash at 130% of face value after one year. The Registrant’s call option is limited to $2.5 million in any 30 day period. If Lender exercises its option to make an investment, then the investment will be in the form of a 0% secured convertible note redeemable in cash after two years at 120% of face value with a conversion price equal to the market price (as defined by applicable Nasdaq rules) of the Registrant’s stock at the time of investment.

Item 8.01	Other Events

On July 14, 2009, the Registrant issued a press release announcing that it had restructured its credit facility, obtained $3.0 million of new debt financing, and obtained a new $10.0 million commitment from its lender. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Seventh Amendment to Credit Agreement
10.2	Second Amended and Restated Convertible Promissory Note (Convertible Note I)
10.3	$6.6 Million Convertible Promissory Note (Convertible Note II)
10.4	$3.0 Million Convertible Promissory Note (Convertible Note III)
10.5	$10.0 Million Commitment Letter
99.1	Press Release dated July 14, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC.

Date: July 14, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Seventh Amendment to Credit Agreement
10.2	Second Amended and Restated Convertible Promissory Note (Convertible Note I)
10.3	$6.6 Million Convertible Promissory Note (Convertible Note II)
10.4	$3.0 Million Convertible Promissory Note (Convertible Note III)
10.5	$10.0 Million Commitment Letter
99.1	Press Release dated July 14, 2009